UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2015

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 19, 2015, Synopsys, Inc. (“Synopsys”) entered into an amended and restated credit agreement with several lenders (the “Credit Agreement”) providing for (i) a $500 million senior unsecured revolving credit facility and (ii) a $150 million senior unsecured term loan facility. The Credit Agreement amends and restates Synopsys’ previous credit agreement, dated as of February 17, 2012, which had provided for a $350 million senior unsecured revolving credit facility and a $150 million senior unsecured term loan facility. Synopsys’ outstanding borrowings under the previous credit agreement, which as of April 30, 2015 consisted of revolving loans in the aggregate principal amount of $160 million and term loans in the aggregate principal amount of $60 million, are carried over under the Credit Agreement.

In addition to increasing the size of the senior unsecured revolving credit facility from $350 million to $500 million, the Credit Agreement extends the termination date of the revolving credit facility from October 14, 2016 to May 19, 2020. The Credit Agreement also replaces a financial covenant requiring Synopsys to maintain a minimum specified level of cash with a covenant requiring a minimum interest coverage ratio. The terms and conditions of the Credit Agreement are otherwise substantially similar to the previous credit agreement. Subject to obtaining additional commitments from lenders, the principal amount of the loans provided under the Credit Agreement may be increased by Synopsys by up to an additional $150 million.

The Credit Agreement contains financial covenants requiring that Synopsys maintain a maximum leverage ratio and a minimum interest coverage ratio (each as defined in the Credit Agreement, with levels set forth therein), as well as other non-financial covenants. The senior unsecured term loan facility under the Credit Agreement terminates on October 14, 2016. Interest will accrue on the revolving loans at a floating rate based on, at Synopsys’ election, (i) the Eurodollar Rate (as defined in the Credit Agreement) or (ii) the greatest of (a) the Federal Funds Rate plus 0.50%, (b) the one-month Eurodollar Rate plus 1% and (c) JPMorgan Chase Bank’s prime rate (such greatest rate, the “ABR”), in each case, plus an applicable margin. The applicable margin with respect to the revolving loans for (i) Eurodollar Rate based loans ranges from 1.000% to 1.175% and (ii) ABR based loans ranges from 0.000% to 0.175%, and may increase or decrease based on Synopsys’ total leverage ratio. Synopsys is also required to pay a commitment fee on the revolving credit facility at an applicable margin ranging from 0.125% to 0.200% based on Synopsys’ total leverage ratio on the daily amount of the revolving commitment. Interest will accrue on the term loans at a floating rate based on, at Synopsys’ election, (i) the Eurodollar Rate or (ii) ABR, in each case, plus an applicable margin. The applicable margin with respect to term loans for (i) Eurodollar Rate based loans ranges from 1.125% to 1.500% and (ii) ABR-based loans ranges from 0.125% to 0.500%, and may increase or decrease based on Synopsys’ total leverage ratio.

The Credit Agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the Credit Agreement or related documents; inaccurate representations and warranties; defaults in respect of other material indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; material ERISA defaults; and the invalidity of the guaranty agreement. If any event of default under the Credit Agreement occurs, the Administrative Agent (as defined in the Credit Agreement) or the other lenders under the Credit Agreement may terminate their respective commitments and declare immediately due all borrowings under the Credit Agreement.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.15 to this Current Report on Form 8-K.

Item 2.02	Results of Operations and Financial Condition.

On May 20, 2015, Synopsys issued a press release announcing the financial results of its second fiscal quarter ended May 2, 2015. A copy of this press release is furnished and attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission by Synopsys, Inc. whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

The attached press release includes measures that are not in accordance with, or an alternative for, U.S. generally accepted accounting principles (“GAAP”). The attached press release includes non-GAAP earnings per share, non-GAAP net income, targeted non-GAAP expenses, and targeted non-GAAP earnings per share.

These non-GAAP measures are not in accordance with, or an alternative for, GAAP measures and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles, and management exercises judgment in determining which items should be excluded in the calculation of non-GAAP measures. While we believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, we believe that non-GAAP measures are valuable in analyzing our operations. Management analyzes current and future results on a GAAP basis as well as a non-GAAP basis and also provides GAAP and non-GAAP measures in our earnings release. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. We believe that the presentation of non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to our financial condition and results of operations.

Synopsys’ management evaluates and makes decisions about our business operations primarily based on the revenue, orders, and direct, ongoing and recurring costs of those operations. For our internal budgeting and resource allocation process, and in reviewing our financial results, we use non-GAAP financial measures that exclude: (i) the amortization of acquired intangible assets; (ii) the impact of stock compensation; (iii) acquisition-related costs; (iv) other significant items, including restructuring charges and certain accruals for legal and tax matters; and (v) the income tax effect of non-GAAP pre-tax adjustments as well as unusual or infrequent tax adjustments.

We use these non-GAAP financial measures in making operating decisions because we believe the measures provide meaningful supplemental information regarding our operational performance and give us a better understanding of how we should invest in research and development and fund infrastructure and product and market strategies. We use these measures to help us make budgeting decisions, for example, among product development expenses and research and development, sales and marketing and general and administrative expenses. In addition, these non-GAAP financial measures facilitate our internal comparisons to our historical operating results, forecasted targets and comparisons to competitors’ operating results.

As described above, we exclude the following items from one or more of our non-GAAP measures:

(i) Amortization of acquired intangible assets. We incur expenses from amortization of acquired intangible assets, which include contract rights, core/developed technology, trademarks, trade names,

customer relationships, covenants not to compete, and other intangibles related to acquisitions. We amortize the intangible assets over their economic lives. We exclude this item because this expense is non-cash in nature and because we believe the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding our operational performance and liquidity and our ability to invest in research and development and fund acquisitions and capital expenditures.

(ii) Stock compensation impact. We exclude stock compensation expenses from our non-GAAP measures primarily because they are non-cash expenses. We believe that it is useful to investors to understand the impact of stock compensation to our operational performance and liquidity and our ability to invest in research and development and fund acquisitions and capital expenditures. While stock compensation expense constitutes an ongoing and recurring expense, such expense is excluded from non-GAAP results because it is not an expense that typically requires or will require cash settlement by us and because such expense is not used by us to assess the core profitability of our business operations. In addition, excluding this item from various non-GAAP measures facilitates comparisons to our competitors’ operating results.

(iii) Acquisition-related costs. In connection with our business combinations, we incur significant expenses which we would not have otherwise incurred as part our business operations. These expenses include compensation expenses, professional fees and other direct expenses, and restructuring activities, including employee severance and other exit costs, as well as changes to the fair value of contingent consideration related to the acquired company. We exclude such expenses, which we would not have otherwise incurred, as they are related to acquisitions and have no direct correlation to the operation of our business.

(iv) Other significant items. From time to time, in order to control costs, we restructure our operations. Certain restructuring costs are infrequent and not ongoing and therefore we do not consider them to be part of the ongoing operation of our business. For this reason, we have excluded costs related to a voluntary retirement program and a minimal headcount reduction program.

Additionally, from time to time we are party to legal proceedings and subject to review or audit by tax authorities. Legal proceedings could result in an expense or benefit due to settlements, final judgments, or accruals for loss contingencies. Furthermore, we may receive benefits from tax settlements with the Internal Revenue Service and other tax authorities. We exclude the effects of certain settlements, final judgments and loss contingencies related to legal proceedings, as well as benefits from tax settlements, because we do not consider these matters to be part of the ongoing operation of our business and because of the singular nature of the claims underlying these matters.

(v) Income tax effect of non-GAAP pre-tax adjustments as well as unusual or infrequent tax adjustments. Excluding the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes assists investors in understanding the tax provision associated with those adjustments and the effect on net income. We exclude other unusual or infrequent tax adjustments because we do not consider these matters to be part of the ongoing operation of our business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of Synopsys is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

10.15	Amended and Restated Credit Agreement, dated May 19, 2015, among Synopsys as Borrower; the several Lenders from time to time parties thereto; Bank of America, N.A. and Wells Fargo Bank, N.A. as Co-Syndication Agents; HSBC Bank USA, N.A., U.S. Bank, N.A., and MUFG Union Bank, N.A., as Co-Documentation Agents; and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press release dated May 20, 2015 containing Synopsys, Inc.’s results of operations for its second fiscal quarter ended May 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNOPSYS, INC.

Dated: May 20, 2015	By:	/S/ JOHN F. RUNKEL, JR.
John F. Runkel, Jr.
General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

10.15	Amended and Restated Credit Agreement, dated May 19, 2015, among Synopsys as Borrower; the several Lenders from time to time parties thereto; Bank of America, N.A. and Wells Fargo Bank, N.A. as Co-Syndication Agents; HSBC Bank USA, N.A., U.S. Bank, N.A., and MUFG Union Bank, N.A., as Co-Documentation Agents; and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press release dated May 20, 2015 containing Synopsys, Inc.’s results of operations for its second fiscal quarter ended May 2, 2015.